Exhibit 10.1

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on this          day of November, 2008, effective as of September 1, 2008 (the “Effective Date”), between ELANDIA INTERNATIONAL INC., a Delaware corporation (the “Company”), with a principal place of business at 133 Sevilla Ave., Coral Gables, FL 33134, and HARLEY L. ROLLINS, an individual (the “Executive”).

RECITALS:

A. The Company provides wireless telecommunications services and information solutions and services (the “Business”).

B. The Executive has extensive experience in the Business and has extensive experience as a Chief Financial Officer of companies whose securities are registered under the Securities Exchange Act of 1934, as amended.

C. The Company and Executive have previously entered into that certain Executive Employment Agreement dated July 1, 2005, as amended by that certain First Amendment To Executive Employment Agreement dated February 28, 2008 (together, the “Previous Employment Agreements”).

D. The parties wish to terminate the Previous Employment Agreements by mutual agreement and enter into this Agreement which shall supersede the Previous Employment Agreements and govern the relationship of the parties at all times from the Effective Date.

E. The Company has in effect a policy of director and officer liability insurance.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

AGREEMENT

1. TERMINATION OF PREVIOUS EMPLOYMENT AGREEMENTS. The Company and Executive hereby agree to terminate the Previous Employment Agreements as of the Effective Date. The Company and Executive further agree that neither of them shall have any rights, obligations or liabilities with respect to the other party arising pursuant to or in connection with the Previous Employment Agreements, from and after the Effective Date.

2. EMPLOYMENT.

(a) General. The Company hereby agrees to employ Executive and Executive hereby accepts such employment in the capacity of Chief Financial Officer. As Chief Financial Officer, the Executive shall report to the Company’s Chief Executive Officer (“CEO”). The Executive shall diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Board”) and the CEO. Executive shall have such duties and responsibilities commensurate with those of the CFO of a public company including, without limitation, the duties described in Section 2(b) below. In performing his duties, the Executive agrees that he will conduct himself at all times consistent with the highest ethical standards, especially in carrying out his responsibilities with regard to disclosure obligations. The Company may also direct Executive to render services to other entities which are now or may in the future be affiliated with the Company (the “Affiliates”), subject to the limitation that Executive’s overall time commitment is comparable to similarly situated executives. Executive shall serve the Company and the Affiliates faithfully, diligently and to the best of his ability. Executive agrees during the Term (as hereinafter defined) of this Agreement to devote all of his full-time business efforts, attention, energy and skill to the performance of his duties under this Agreement and to furthering the interests of the Company and its Affiliates. The Executive shall render such services at the Company’s offices at 133 Sevilla Ave., Coral Gables, FL 33134, or at other suitable location(s) selected by the Company. During the Term, Executive shall not engage in any other employment, occupation, directorship, or consulting activity for any direct or indirect remuneration, or for no remuneration at all, without the prior written consent of the Board; provided, however, that this provision shall not be construed as preventing the Executive from investing savings or other assets in such form or manner as will not require any services on the part of the Executive.

(b) Specific Duties. The duties of the Executive shall include, without limitation, the following: (i) responsibility for developing and maintaining a system of internal controls over financial reporting for the Company and its Affiliates through appropriate policies and procedures sufficient to ensure the proper and timely dissemination of material financial information; (ii) oversee the proper staffing of the Company’s finance department as well as coordination of consultants for finance and tax matters affecting the Company to ensure that the Company’s periodic reports are prepared sufficiently in advance to provide the Company’s independent auditors ample opportunity for the proper review of such periodic reports prior to filing with the Securities and Exchange Commission; and (iii) provide updates to all material information which the Executive becomes aware of through the implementation of internal controls to the Board, the Audit Committee of the Board, the independent auditors of the Company and both internal and external counsel for the Company.

3. COMPENSATION/BENEFITS.

(a) Salary. The Company shall pay Executive a base salary (the “Base Salary”) of at least $250,000 per year. This Base Salary shall be paid consistent with the Company’s payroll policies and procedures for all employees. The Base Salary shall be reviewed for potential merit increases, at least annually, and the Executive’s Base Salary may be increased by the Board, in its sole discretion, as a result of such reviews.

(b) Performance Bonus. Simultaneous with the execution of this Agreement Executive shall receive a bonus of $125,000 for the year ended December 31, 2008. Beginning with the year ended December 31, 2009, and for the duration of the Term, and each Renewal Term, Executive shall be eligible to receive an annual bonus (“Bonus”) of up to 50% of the Executive’s Base Salary, based upon a written bonus plan (the “Senior Management Incentive Compensation Plan”), which shall be drafted at the direction of the Board, and approved by the Board in final form. Bonus criteria for the Executive under the Senior Management Incentive

Compensation Plan shall be reasonable and consistent with the Company’s annual business plan approved by the Board of Directors. The Senior Management Incentive Compensation Plan shall provide for bonuses to be paid on or before the next payroll to occur after filing of the Company’s Annual Report on Form 10-K for the applicable year, but not later than March 31 of the ensuing year. Bonuses under the Senior Management Incentive Compensation Plan shall be awarded at the discretion of the Board consistent with the Company’s annual business plan approved by the Board of Directors. In the event the Senior Management Incentive Compensation Plan is not adopted by the Board of Directors, the Bonus shall be determined in the sole and absolute discretion of the Board. In the event of termination of employment, Section 7(d)(i) defines additional conditions of eligibility for payment of a Bonus.

(c) Employee Benefits. Executive shall be entitled to participate in all benefit plans or programs of the Company currently existing or hereafter made available to executives and/or other employees, subject to the eligibility requirements, restrictions and limitations of any such plans or programs, including, but not limited to, the Company’s group health insurance plan, any Company group dental insurance plan, the Company’s 401(k) plan and any other Company retirement plan.

(d) PTO. Executive shall be entitled to take twenty (20) business days of paid time off (“PTO”) per year as vacation and sick days; provided, that no PTO time shall interfere with the duties required to be rendered by the Executive hereunder. Any PTO days not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year and is not cumulative; provided, that Executive shall be entitled to carry forward into the next year up to (10) unused PTO days for such year.

(e) Business Expense Reimbursement; Telephone Expenses. Upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse Executive for all reasonable expenses actually paid or incurred by the Executive during the Term or any Renewal Term in the course of and pursuant to the business of the Company, including business travel, meal, and customer entertainment expenses, etc. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company. This reimbursement shall cover, among other things, the cost of Executive’s cellular telephone use in connection with his employment hereunder.

(f) Reimbursement of Automobile Expenses. The Executive may incur, and the Company agrees to reimburse, up to $800 per month of the Executive’s automobile expenses.

4. ELANDIA EQUITY COMMITMENTS.

(a) The Company has a stock option plan (this plan, as amended from time to time, is referred to hereinafter as the “Stock Option Plan”). The Company shall grant to the Executive options (“Stock Options”) to purchase up to 415,000 shares of common stock (the “Common Stock”) of the Company under (and therefore subject to all terms and conditions of) the Stock Option Plan and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans then in effect. The Stock Options shall have an exercise price of $3.08 per share. The Stock Options will vest, subject to continued employment as of the vesting date, as follows: (i)  1/4 will vest and become exercisable on the first anniversary of the Effective Date; (ii) and an additional  1/48th will vest and become exercisable at the end of each one-month period thereafter, so as to become 100% vested by the fourth anniversary of the Effective Date. No right to any Common Stock is earned or accrued until such time that vesting occurs (subject to Executive being employed and in good standing hereunder on each vesting date), nor does the grant confer any right to continued vesting or employment. The Stock Options shall lapse as provided in the Stock Option Plan. If at the time the Executive exercises his stock options, (a) the Company’s common stock is publicly traded, the parties agree that the fair market value of the Company’s common stock for federal, state and local tax purposes will not be higher than the closing price of the Company’s common stock as of the date of exercise, or, if the date of exercise is not a trading day, the trading day before such date or (b) the Company’s common stock is not publicly traded, the parties will mutually agree to the fair market value of the Company’s common stock as of the exercise date for federal, state and local tax purposes. The Executive will have at least 90 days from the termination date of his employment to exercise his vested stock options. Also, if there is a Change of Control, as defined below by this Agreement, then all options granted to the Executive shall fully vest on an accelerated basis. The Executive’s stock option rights shall be described more fully in one or more separate stock option agreements. The Stock Options granted to the Executive pursuant to this Section 4(a) shall be in addition to those previously granted to the Executive as set forth Section 4(b).

(b) At a meeting of the Board of Directors held December 3, 2007, the executive was granted options to purchase 170,000 shares of the Company’s common stock, at an exercise price of $3.18 per share. The parties acknowledge and agree that, as had been set forth in the Previous Employment Agreements, 50% of those options, or options to purchase 85,000 shares, shall vest on September 1, 2008 and that the remaining shares shall vest equally over four years commencing December 2, 2008.

5. TERM. The Term of employment hereunder will commence on the Effective Date, and end three years thereafter (the “Term”), unless terminated earlier pursuant to Section 7 of this Agreement. The Term shall automatically renew (“Renewal Term”) for successive one year terms, unless written notification of non-renewal is provided by either party no less than thirty (30) days prior to the expiration of the Term or the then current Renewal Term. In addition, if a Change of Control as defined in Section 7(f) occurs when less than one (1) year remains prior to the expiration of this Agreement, the Term shall automatically be extended until the first anniversary of the date on which the Change of Control occurred.

6. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. The Executive represents and warrants to the Company as follows:

(a) Executive has the full right to enter into this Agreement and perform all duties hereunder, and has made no contract or other commitment in contravention of the terms hereof (including, without limitation, contracts or obligations respecting trade secrets or proprietary information or otherwise restricting competition), or which would prevent Executive from using his best efforts in the performance of his duties hereunder. Executive has fulfilled all of his obligations under all prior employment or consulting agreements (or similar arrangements), and there is not, under any of the foregoing, any existing default or breach by Executive with respect thereto.

(b) Executive’s performance hereunder shall not constitute a default under any contract or other commitment to which the Executive is bound.

(c) All information furnished by Executive to the Company is, to the best of Executive’s knowledge, true and complete (including, without limitation, documentary evidence of Executive’s identity and eligibility for employment in the United States), and Executive will promptly advise the Company with respect to any change in the information of record.

(d) Executive is not subject to any order, decree or decision precluding him from performing his duties as described herein.

(e) Executive declares that he has read and understands all the terms of this Agreement; that he has had ample opportunity to review it with his attorney before signing it; that no promise, inducement, or agreement has been made except as expressly provided in this Agreement; that it contains the entire Agreement between the parties; and that he enters into this Agreement fully, voluntarily, knowingly and without coercion.

(f) Executive acknowledges that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. By executing this Agreement, Executive authorizes the Company to conduct such an investigation. Executive further acknowledges that his employment is contingent upon a clearance of such a background and/or reference check.

7. DEATH, DISABILITY AND TERMINATION.

(a) Death. In the event of the death of the Executive during the Term or a Renewal Term, the Company shall pay promptly, but not later than 30 days following the Executive’s death, all Accrued Obligations, as that term is defined below in Section 7(d)(i), to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive. The Executive’s designated beneficiary, or, in the absence of such designation, his estate or other legal representative of the Executive, shall also be entitled to payment of any Final Bonus, as that term is defined in Section 7(d)(i), which shall be determined as provided by Section 3(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 3(b). Other death benefits will be determined in accordance with the terms of the Company’s benefit programs and plans.

(b) Disability.

(i) In the event of a termination of the Executive’s employment on account of the Executive’s Disability, as hereinafter defined, the Executive shall be entitled to receive the Executive’s Base Salary, at the annual rate in effect immediately prior to the termination of the Executive’s employment, for a period of three months from the date on which the Disability has deemed to occur as hereinafter provided below, which amount will be paid in a lump sum within 30 days following the termination of the Executive’s employment. Any amounts provided for in this Section 7(b) shall be offset by other long-term disability benefits obtained by Executive hereunder. The Executive will also be entitled to payment of all Accrued Obligations, as that term is defined below in Section 7(d)(i), which will be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated pursuant to this Section 7(b). The Executive shall also be entitled to payment of any Final Bonus, as that term is defined in Section 7(d)(i), which shall be determined as provided by Section 3(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 3(b).

(ii) “Disability” for purposes of this Agreement, shall be deemed to have occurred in the event (A) the Executive is unable by reason of sickness or accident to perform the Executive’s duties under this Agreement for a cumulative total of 12 weeks within any one calendar year; (B) the Executive is unable to perform Executive’s duties for 90 consecutive days; or (C) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

(c) Termination by the Company for Cause.

(i) Nothing herein shall prevent the Company from terminating Executive for Cause as hereinafter defined. In that event, the Executive will be entitled to payment of all Accrued Obligations, as that term is defined below in Section 7(d)(i), which will be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated, but the Executive will not be entitled to Severance Pay or any Final Bonus. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(ii) “Cause” shall mean any of the following: (A) any serious act of misconduct in connection with work by the Executive, including, but not limited to, the following acts or omissions: breach of the Executive’s duty to act at all times consistent with the highest ethical standards, in particular those ethical standards relating to disclosure obligations; falsification of Company or Affiliate documents; personal dishonesty in connection with Company or Affiliate business; intentional misrepresentations to the Company’s Chief Executive Officer, or to the Company’s Board of Directors; breach of the Executive’s duty of loyalty to the Company through appropriation or attempted appropriation of corporate opportunities for the Executive’s own advantage, or through other conflicts of interest where the Executive intentionally acts for the Executive’s own personal benefit, instead of for the benefit of the Company or its Affiliates; or conduct by the Executive that adversely affects, or could reasonably be expected to adversely affect, the business or reputation of the Company or any of its Affiliates in a material way; or (B) any act or omission by Executive which would be either a felony under applicable law, or a misdemeanor involving moral turpitude under applicable law, regardless of whether or not the Executive is prosecuted for this crime, and if prosecuted, regardless of the eventual disposition of the case; or (C) the continued failure by the Executive to satisfactorily perform Executive’s duties including, without limitation, the duties identified in Section 2(b) (other than any such failure resulting from Executive’s disability), over a period of not less than thirty (30) days after a written warning requiring corrective action is delivered to the Executive, which written warning identifies the manner in which it is believed that Executive has not satisfactorily performed Executive’s duties and identifies the corrective actions that must be taken by the Executive to cure such unsatisfactory performance.

(d) Termination by the Company other than for Cause; Termination by the Company through Non-Renewal; Termination by the Executive for Good Reason.

(i) The foregoing notwithstanding, the Company shall have the right, at any time, to terminate the Executive’s employment for whatever reason it deems appropriate. In the event such termination is not based on Cause, as provided in Section 7(c) above, or if Executive’s employment is terminated under Section 7(f) of this Agreement, the Company shall pay Severance Pay to the Executive. The term “Severance Pay,” as used in this Agreement, means twelve months of the Executive’s Base Salary, paid on an installment basis as if it were salary compensation, subject to payment of all payroll taxes required to be withheld by law, and disbursed to the Executive in accordance with the Company’s regular payroll practices. The following forms of compensation shall also be paid by the Company to the Executive: (i) all Base Salary due through the date of termination of employment; (ii) such additional salary as may be due to compensate the Executive for accrued but unused PTO days as of the date of termination of employment, as provided by Section 3(d) of this Agreement, (iii) compensation for any business or telephone expenses under Section 3(e) of this Agreement, not yet reimbursed, as provided by the Company’s business expense reimbursement policies, (iv) all compensation due the Employee as employee benefits under Sections 3(c) and 3(f) of this Agreement, or under the terms of Company employee benefit plans, as provided for and required by the terms of such plans, and (v) all other amounts, if any, required to be paid to the Executive under Florida law (all such compensation and benefits are referred to collectively in this Agreement as “Accrued Obligations”). Accrued Obligations shall be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated. In addition, the Executive shall be paid any earned Bonus, where termination of employment occurs after the end of the fiscal year, but before payment of the Bonus (“Final Bonus”); thus, the Executive must work for the Company for the entire fiscal year to be eligible for a Bonus. The Final Bonus shall be determined as provided by Section 3(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 3(b).

(ii) In the event that the Company elects not to renew the Agreement under Section 5 above and terminate the Executive’s employment, by providing a written notice of non-renewal, then the Executive shall not be entitled to Severance Pay. However, in that event, the Executive will be entitled to payment of all Accrued Obligations, which will be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated. The Executive shall also be entitled to payment of any Final Bonus, which shall be determined as provided by Section 3(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 3(b).

(iii) In the event that the Executive terminates this Agreement for Good Reason, as defined below, then the Executive shall be entitled to receive Severance Pay. In addition, the Executive will be entitled to payment of all Accrued Obligations, which will be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated. The Executive shall also be entitled to payment of any Final Bonus, which shall be determined as provided by

Section 3(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 3(b). “Good Reason,” as used in this Agreement, means (A) the assignment of duties to the Executive that are materially inappropriate for a Chief Financial Officer, (B) demotion of the Executive to a position with lesser duties and responsibilities, (C) any decrease in the Executive’s Base Salary or any material reduction in the total value of the Executive’s benefits and Bonus compensation. Before terminating this Agreement for Good Reason, the Executive must give the Company a prior written notice indicating his intent to terminate for Good Reason if corrective action is not taken, and stating the reasons why he believes there are grounds to terminate for Good Reason. After receipt of this notice, the Company shall have 15 days to cure the grounds for Good Reason. In addition, any ground for Good Reason shall be deemed waived by the Executive if not asserted in such a notice within ninety (90) days of the occurrence of the event alleged to be Good Reason.

(e) Voluntary Termination. In the event the Executive terminates the Executive’s employment on the Executive’s own volition prior to the expiration of the Term or any Renewal Term of this Agreement, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with Section 7(a), which will be paid promptly (but not later than 30 days) following the date on which the Executive terminated his employment pursuant to this Section 7(e). A termination of the Executive’s employment by the mutual agreement of the Executive and the Company shall not be deemed a Termination by the Company other than for Cause as provided in Section 7(d). Likewise, any public or published statement by either the Executive or the Company after the date of Executive’s termination that characterizes the termination of Executive as a “resignation” or other voluntary departure by the Executive shall have no bearing on or otherwise change the determination that Executive’s termination is a termination by the Company other than for Cause. In the event of a voluntary termination, the Executive will be entitled to payment of all Accrued Obligations, which will be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated. The Executive shall also be entitled to payment of any Final Bonus, which shall be determined as provided by Section 3(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 3(b).

(f) Termination Following a Change of Control. In the event that a Change in Control, as hereinafter defined, of the Company shall occur at any time during the Term or Renewal Term, and within twelve (12) months of the occurrence of such Change in Control event the Company terminates the Executive without Cause or the Executive shall terminate the Executive’s employment under this Agreement, then, in any such event such termination shall be deemed to be a termination by the Company other than for Cause and the Executive shall be entitled to such compensation and benefits as set forth in Section 7(d)(i) of this Agreement.

For purposes of this Agreement, a “Change in Control” means the occurrence of one or more of the following events:

(i) a sale of all or substantially all of the assets of the Company;

(ii) the stockholders of the Company approve a merger or consolidation of the Company with any corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) a change in ownership of the Company through a transaction or series of transactions, such that any person or entity is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of securities of the combined voting power of the Company’s then outstanding securities; provided that, for such purposes, (x) any acquisition by the Company, in exchange for the Company’s securities, shall be disregarded, and (y) any acquisition of securities of the Company by Stanford or its affiliates, in one transaction or in a series of transactions and regardless of the amount of securities acquired, shall not constitute a change in ownership or Change in Control; or

(iv) the Board (or the stockholders if stockholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company.

provided, however, that a Change of Control shall expressly not include (A) any consolidation or merger effected exclusively to change the domicile of the Company, or (B) any transaction or series of transactions principally for bona fide equity financing purposes.

(g) Release. The payment of Severance Pay or any other severance amount under this Section 7 is conditioned on the Executive executing and delivering to the Company promptly after the effective date of termination (without any revocation thereof) a standard waiver and general release of claims.

8. COVENANT NOT TO COMPETE/NON-SOLICITATION. Executive acknowledges and recognizes the highly competitive nature of the Company’s Business and the goodwill and business strategy of the Company constitute a substantial asset of the Company. Executive further acknowledges and recognizes that during the course of the Executive’s employment Executive will receive specific knowledge of the Company’s Business, access to trade secrets and Confidential Information (as hereinafter defined), participate in business acquisitions and decisions, and that it would be impossible for Executive to work for a competitor without using and divulging this valuable Confidential Information. Executive further acknowledges that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement. Executive agrees to the following:

(a) At all times during the Term and any Renewal Terms and for a period of eighteen (18) months after termination of the Executive’s employment under this Agreement or any renewal or extension thereof (the “Restricted Period”), for whatever reason and in any geographic areas in which the Company operated or was actively planning on operating as of date of termination of the

Executive’s employment (the “Restricted Area”), Executive will not individually or in conjunction with others, directly engage in Competition (as hereinafter defined) with the Business of the Company, whether as an officer, director, proprietor, employer, employee, partner independent contractor, investor, consultant, advisor, agent or otherwise; provided that this provision shall not apply to the Executive’s ownership of the capital stock, solely as an investment, of securities of any issuer that is registered under Section 13(b) or 13(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than three percent of any class of capital stock of such corporation.

(b) During the Restricted Period and within the Restricted Area, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company’s customers that have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

(c) During the Restricted Period and within the Restricted Area, Executive will not (i) directly or indirectly recruit any employee of the Company to discontinue such employment relationship with the Company, or (ii) employ or seek to employ, or cause to permit any business which competes directly or indirectly with the Business of the Company to employ or seek to employ for any such business any person who is then (or was at any time within six months prior to the date Executive or the competitive business employs or seeks to employ such person) employed by the Company.

(d) During the Restricted Period, Executive will not interfere with, disrupt, attempt to disrupt any past or present relationship contractual or otherwise, between the Company and any Company’s employees.

(e) The Executive will not, at any time during or after his Company employment, disparage the Company or its officers or its directors.

(f) For purposes hereof, “Competition” shall mean any company, partnership, limited liability company or other entity any portion of whose business directly or indirectly competes with the Company within the Business in the geographical areas in which the Company conducts the Business.

(g) In the event that a court of competent jurisdiction shall determine that any provision of this Section 8 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 8 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(h) If the Executive shall be in violation of any of the covenants in Sections 8(a), 8(b), 8(c), or 8(d), then each time limitation set forth in such covenants shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then those covenants shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

9. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Executive acknowledges that the Company’s trade secrets, private or secret processes, methods and ideas, as they exist from time to time, and confidential information concerning the Company’s services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright trademark proprietary information, formulae, protocols, forms, procedures, training methods, development technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company’s Business, credit and financial data concerning the Company’s customers, as well as confidential information relating to Company advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, “Confidential Information”) are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive only by virtue of Executive’s association with the Company. In light of the highly competitive nature of the Business, Executive agrees that it is important and appropriate to maintain the secrecy of all such Confidential Information.

(b) The Executive agrees that the Executive shall (i) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (ii) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (iii) not use, directly or indirectly, Confidential Information, except in order to perform the Executive’s duties and responsibilities to the Company; (iv) restrict the disclosure or availability of the Confidential Information to those who have a need to know the information and who have signed appropriate confidentiality commitments; (v) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such copy or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his/her duties and responsibilities to the Company; (vi) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (vii) relinquish all rights he may have in anything, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information.

(c) Executive further agrees (i) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive, and that is useful to the Business; (ii) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Executive, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof and that Executive shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement; (iii) that Executive shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

(d) Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show (i) at the time of disclosure, is in the public domain as evidenced by printed publications; (ii) after the disclosure, enters the public domain by way of printed publication through no fault of the Executive; (iii) by written documentation was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (iv) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Executive by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Executive intends to avail himself of any of the foregoing exceptions, the Executive shall notify the Company in writing of his intention to do so and the basis for claiming the exception.

(e) Upon written request of the Company, Executive shall immediately return to the Company all written materials containing the Confidential Information as well as any other books, records and accounts relating in any manner to the Company or the Business. Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five days of receipt of the request.

10. ACKNOWLEDGMENT BY EXECUTIVE. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained herein (including, without, limitation the length of the term of the provisions of the covenant not to compete) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained herein will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms hereof. The Executive further acknowledges that the restrictions contained herein are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

11. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Sections 8 and 9 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 8 and 9 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess. In addition, upon any material violation of the covenants contained in Sections 8 and 9 that is not cured within 20 days of notice by the Company, all severance payments and benefits to which the Executive may be entitled to thereafter shall immediately cease and be without further force and effect.

12. SURVIVAL. The provisions of Sections 8 through 25 shall survive the termination of this Agreement, as applicable.

13. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent to the business address of the Company and to the last known home address of the Executive, or to such other address as either party hereto may from time to time give notice of to the other.

14. HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Affiliates) with respect to such subject matter, including, but not limited to the Previous Employment Agreements, as noted above; provided, however, that nothing in this Agreement is intended to nor shall supersede any separate indemnity agreement between the Executive and the Company. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

17. GOVERNING LAW; FORUM SELECTION AGREEMENT; ATTORNEY’S FEES. This Agreement is to be construed and enforced according to the laws of the State of Florida. Both parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state court sitting in Broward County, Florida, or by the United States District Court for the Southern District of Florida, or by any appellate courts which review decisions of those courts. The parties expressly submit to the jurisdiction of those courts for adjudication of all such disputes, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this Agreement in those courts, and waive any bond, surety, or other security that might be required of the other party with respect to any aspect of such action, to the extent permitted by law. Provided, however, that either party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party. The parties also agree to accept any service of process by mail. The prevailing party in any action brought under this Agreement shall be entitled to recover a reasonable attorney’s fee and costs of action from the non-prevailing party.

18. CONSTRUCTION. This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

19. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

20. ASSIGNABILITY. The Executive shall not have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person. The Company may assign its rights under this Agreement. The Executive specifically acknowledges that the Company’s rights under Sections 8 and 9 of this Agreement may be assigned to the Company’s successors.

21. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

22. INDEMNIFICATION. The Company’s indemnity obligations to the Executive are set forth in a separate indemnification agreement.

23. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

24. NON-DISPARAGEMENT. During the term of Executive’s employment and thereafter, neither the Executive nor the Company’s directors and officers shall disparage each other.

25. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OUT OF THE EMPLOYMENT OF EXECUTIVE BY THE COMPANY, COMPENSATION OR ANY DAMAGES IN RESPECT THEREOF.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ELANDIA INTERNATIONAL INC.

By:
Name:
Title:

EXECUTIVE

Harley L. Rollins

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